Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

THE CERTIFICATE OF INCORPORATION

OF

XEROX CORPORATION

Under Section 805 of the Business Corporation Law

The undersigned, Douglas H. Marshall, Secretary of Xerox Corporation, a New York corporation (the “Corporation”), HEREBY CERTIFIES that:

FIRST: The name of the Corporation is XEROX CORPORATION. The name under which it was formed is “The Haloid Company”.

SECOND: The original certificate of incorporation was filed in the Office of the Secretary of State of the State of New York on April 18, 1906 (such certificate of incorporation, as amended and restated and in effect thereafter, the “Certificate of Incorporation”).

THIRD: The Certificate of Incorporation is hereby being amended by the addition of a new Article TENTH to implement a majority voting standard for specified corporate actions.

FOURTH: To effect the foregoing, a new Article TENTH shall be added to the Certificate of Incorporation as follows:

TENTH: At a meeting of shareholders following all requisite approvals under the Business Corporation Law of the State of New York, and subject to any rights granted to any holders of the Corporation’s preferred stock that may be issued from time to time, the affirmative vote of a majority of the votes of all outstanding shares entitled to vote thereon shall be required to take any of the following actions:

a.	to adopt a plan of merger or consolidation in accordance with Section 903 of the New York Business Corporation Law or any successor provision thereto.

b.

to approve the sale, lease, exchange or other disposition of all or substantially all of the assets of the Corporation in accordance with Section 909 of the New York Business Corporation Law or any successor provision thereto.

c.	to adopt a plan for the exchange of shares in accordance with Section 913 of the New York Business Corporation Law or any successor provision thereto.

d.	to authorize the dissolution of the corporation in accordance with Section 1001 of the New York Business Corporation Law or any successor provision thereto.

FIFTH: The foregoing amendment to the Certificate of Incorporation was authorized by a resolution of the Board of Directors at a meeting thereof duly held on February 21, 2019, followed by the affirmative vote of two-thirds of the votes of all outstanding shares entitled to vote thereon at the annual meeting of shareholders of the Corporation duly called and held on May 21, 2019.

IN WITNESS WHEREOF, XEROX CORPORATION has caused this Certificate of Amendment to be signed by its authorized corporate officer this 22nd day of May, 2019.

XEROX CORPORATION

by	/s/ Douglas H. Marshall
	Name:	Douglas H. Marshall
	Title:	Secretary

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